UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2013

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stryker Corporation announced on April 8, 2013 that William Jellison has been appointed Vice President, Chief Financial Officer of the Company effective April 22, 2013. Mr. Jellison will have global responsibilities for Stryker's Finance and Information Technology activities, including Corporate Accounting, Reporting, Tax, Treasury and Internal Audit functions. Dean Bergy, who has served as Interim Chief Financial Officer since October 1, 2012, will remain Vice President, Corporate Secretary. A copy of the related press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.
Mr. Jellison, age 55, has been employed by Dentsply International Inc., a manufacturer of dental and other consumable medical device products, for the past 15 years, most recently as Senior Vice President and Chief Financial Officer since January 2005, a position he also held from April 1998 until November 2002.  From November 2002 until January 2005, Mr. Jellison served as a Senior Vice President of Dentsply, with domestic and international operating responsibilities.  Prior to April 1998, Mr. Jellison held various financial management positions, including Vice President of Finance, Treasurer and Corporate Controller, for Donnelly Corporation, an international automotive parts supplier, since 1980.
Pursuant to the letter agreement establishing the terms of Mr. Jellison's employment with Stryker, Mr. Jellison will receive a base salary at the annual rate of $525,000 that will be reviewed annually. Mr. Jellison's full-year bonus potential is $367,500, or 70% of his salary. His actual bonus for 2013 will be prorated based on his start date and will be determined based on performance against specific objectives to be developed with the Company's President and Chief Executive Officer. Mr. Jellison will also receive a hire-on bonus of $67,500 on July 15, 2013 (or earlier if his employment with Stryker is terminated by Stryker without cause or by Mr. Jellison for good reason) that is intended to compensate him for the prorated portion of the bonus opportunity with his present employer that he is forfeiting to join Stryker. Mr. Jellison would be required to pay back the entire hire-on bonus if he voluntarily terminates his employment with the Company prior to April 22, 2015. The letter agreement also provides that the Company's President and Chief Executive Officer will recommend to the Board of Directors and Compensation Committee that a one-time, hire-on award of stock options and restricted stock units having a grant date fair value of $2,100,000 (50% attributed to the options and 50% to the restricted stock units) be granted to Mr. Jellison at the time of the Board meeting scheduled to be held on April 30, 2013 and, in addition, that stock options and performance stock units having a grant date fair value of $1,250,000 (50% attributed to the options and 50% to the performance stock units) be granted to Mr. Jellison on the regular annual equity award grant date in February 2014. Grant date fair value for such awards will be determined in the manner provided in the letter agreement based on the closing price of Stryker's Common Stock on the New York Stock Exchange on the last trading day prior to the grant date. The stock options to be granted to Mr. Jellison will have a ten-year term and will vest as to 20% of the underlying shares on each of the first five anniversary dates of the grant date. The restricted stock units will vest 100% on the third anniversary of the grant date. The performance stock units will vest on the March 21 following the completion of the performance cycle and will be determined in accordance with the structure and terms of the performance stock units granted to other members of the Company's executive leadership team in February 2014. Mr. Jellison will be eligible to receive relocation benefits, including a lump sum payment of $18,000, in accordance with the Company's domestic mobility program and the other benefits generally available to the members of the Company's executive leadership team. The summary description of Mr. Jellison's employment terms contained in this Current Report on Form 8-K is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the letter agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits
10.1 Letter Agreement between Stryker Corporation and William Jellison.
99.1 Press Release dated April 8, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

April 11, 2013	/s/ TONY M. MCKINNEY
Date	Tony M. McKinney
Vice President, Chief Accounting Officer